 Filed Pursuant to Rule 424(b)(5)
 Registration No. 333-276954
PROSPECTUS SUPPLEMENT
(To Prospectus Supplement dated March 11, 2024
and Prospectus dated February 5, 2025)
$1,500,000,000
Healthpeak Properties, Inc.
Common Stock

This prospectus supplement is being filed to update, amend and supplement certain information in the prospectus supplement dated and filed with the Securities and Exchange Commission on March 11, 2024 (the “Original Prospectus Supplement”), as amended by the prospectus supplement dated and filed with the Securities and Exchange Commission on May 3, 2024, and the base prospectus dated February 5, 2025 (the “Prospectus”) relating to the offering of shares of our common stock, $1.00 par value per share, having an aggregate gross sales price of up to $1,500,000,000 pursuant to an “at-the-market” equity offering sales agreement, as amended from time to time, referred to in this prospectus supplement as the “sales agreement,” with each of J.P. Morgan Securities LLC, Robert W. Baird & Co. Incorporated, Barclays Capital Inc., BNP Paribas Securities Corp., BofA Securities, Inc., BTIG, LLC, Capital One Securities, Inc., Credit Agricole Securities (USA) Inc., Goldman Sachs & Co. LLC, Jefferies LLC, KeyBanc Capital Markets Inc., Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, Regions Securities LLC, Scotia Capital (USA) Inc., TD Securities (USA) LLC, Truist Securities, Inc. and Wells Fargo Securities, LLC, as sales agents or as principals (the “Sales Agents”), the Forward Sellers (as defined in the Original Prospectus Supplement) and the Forward Purchasers (as defined in the Original Prospectus Supplement). As of the date of this prospectus supplement, no shares of our common stock have been offered and sold under the sales agreement. Accordingly, shares of our common stock having an aggregate offering price of up to $1,500,000,000 remain available for offer and sale pursuant to the sales agreement. This prospectus supplement is only intended to update, amend and supplement certain information in the Original Prospectus Supplement to the extent set forth in the following paragraph. You should read this prospectus supplement together with the Original Prospectus Supplement and Prospectus.
On February 6, 2025, we entered into an amendment to the sales agreement with the Sales Agents, the Forward Purchasers, the Forward Sellers, M&T Securities, Inc. (“M&T Securities”), Santander US Capital Markets LLC (“Santander”) and Banco Santander, S.A. (“Banco Santander”) to add M&T Securities as a Sales Agent, add Santander as a Sales Agent and a Forward Seller and add Banco Santander as a Forward Purchaser under the sales agreement. Accordingly, any reference to “Sales Agent” or “Sales Agents” in the Original Prospectus Supplement shall hereafter be deemed to include M&T Securities and Santander, any reference to “Forward Seller” or “Forward Sellers” in the Original Prospectus Supplement shall hereafter be deemed to include Santander and any reference to “Forward Purchaser” or “Forward Purchasers” in the Original Prospectus Supplement shall hereafter be deemed to include Banco Santander.
Investing in our common stock involves risks. See “Risk Factors” beginning on page S-4 of the Original Prospectus Supplement and page 2 of the accompanying prospectus and the risk factors described in our most recent Annual Report on Form 10-K for the year ended December 31, 2024, as well as the risk factors relating to our business contained in documents we file with the Securities and Exchange Commission, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
J.P. Morgan	Baird	Barclays
BNP PARIBAS	BofA Securities	BTIG
Capital One Securities	Credit Agricole CIB	Goldman Sachs & Co. LLC
Jefferies	KeyBanc Capital Markets	M&T Securities
Mizuho	Morgan Stanley	RBC Capital Markets
Regions Securities LLC	Santander	Scotiabank
TD Securities	Truist Securities	Wells Fargo Securities
The date of this prospectus supplement is February 6, 2025